                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                      SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

   Filed by the registrant  [X]
   Filed by a party other than the registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section Rule 14a-11(c) or
     Rule 14a-12

                    MCDONNELL DOUGLAS CORPORATIOM
          (Name of Registrant as Specified in Its Charter)

         --------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l), or
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
    and 0-11.
 (1)  Title of each class of securities to which transaction applies:

 (2)  Aggregate number of securities to which transaction applies:

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:    $125.14

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                    MCDONNELL DOUGLAS CORPORATION
              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF MCDONNELL DOUGLAS CORPORATION

The Annual Meeting of Shareholders of McDonnell Douglas Corporation (McDonnell Douglas or the Company) will be held at nine o'clock on the morning of Friday, April 26, 1996, at the Company's Engineering Campus Auditorium (Bldg. 33) at Lindbergh Blvd. and McDonnell Blvd., in St. Louis County, Missouri. The purpose of the meeting is to consider and vote upon:

1.   The election of four directors (page 2).

2. A proposal to amend and restate the Company's Charter to increase the number of authorized shares of common stock from 200,000,000 to 400,000,000 shares in order to permit, among other things, a 2-for-1 stock split (page xx).

3. If properly brought before the meeting, a shareholder proposal regarding foreign military sales (page xx).

4. If properly brought before the meeting, a shareholder proposal regarding the composition of the Nominating Committee (page xx).

5.   Such other matters as may properly come before the meeting.

Shareholders of record at the close of business on March 1, 1996 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof. The Annual Report to Shareholders for the year ended December 31, 1995 was mailed to such shareholders on March xx, 1996.

Shareholders are cordially invited to attend the meeting. If you are a shareholder of record and plan to attend, please mark the appropriate box on the enclosed proxy card. If you are a shareholder whose shares are registered with a bank, brokerage firm, or other record holder and you plan to attend the meeting, please request an Admission Card by writing to McDonnell Douglas Corporation, Attn: Shareholder Services, Mail Code 1001240,
P.O. Box 516, St. Louis, MO 63166-0516. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, or other record holder, must accompany your letter. To assure timely processing, please mail your request so that McDonnell Douglas receives it by April 19, 1996. An admittance card in your name will be mailed to you promptly. Any shareholder who does not have a ticket may still register at the door; however, those whose shares are held in street accounts must also bring proof of stock ownership.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE BOARD OF
DIRECTORS URGES YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY
IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE.

                            By order of the Board of Directors,

                                     STEVEN N. FRANK
                                     Secretary
March 22, 1996

                     MCDONNELL DOUGLAS CORPORATION
             P.O. Box 516, St. Louis, Missouri 63166-0516

                        ----------------------

                          PROXY STATEMENT FOR
                    ANNUAL MEETING OF SHAREHOLDERS

                   To be held Friday, April 26, 1996

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of McDonnell Douglas for use at the Annual Meeting of Shareholders, as set forth in the accompanying Notice of Annual Meeting of Shareholders, and at all adjournments thereof. The approximate mailing date of the form of proxy and Proxy Statement is expected to be March 22, 1996. Each holder of record of McDonnell Douglas common stock (MDC Stock) at the close of business on March 1, 1996 will be entitled to one vote for each share so held. There were 111,043,428 shares of MDC Stock outstanding on that date.

The presence at the meeting in person or by proxy of holders of a majority of the outstanding shares is necessary to constitute a quorum for the conduct of business. Shares represented by each duly signed proxy will be voted as directed by the shareholder on the reverse side of the proxy and, if no direction is given, such shares will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4 described in this Proxy Statement, and in accordance with the best judgment of the persons named as proxies on any other matters coming before the meeting. Unless otherwise indicated, proxies marked "abstain" will be treated as present for purposes of determining a quorum for the meeting, but will not be counted as voting in respect of any matter as to which abstention is indicated. If a broker or other nominee indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum but as non-voted for purposes of determining the approval of such matter.

1.  ELECTION OF FOUR DIRECTORS
    --------------------------
The Company's Bylaws provide that the number of directors shall be thirteen and may be increased or decreased upon an affirmative vote of not less than 80% of the entire Board but shall never be less than three. After the election, the Board will consist of thirteen members. The Company's Charter provides for division of the directors into three classes, each of which must consist, as nearly as possible, of one-third of the total number of directors.

Four directors are to be elected at the Annual Meeting. The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is required for the election of each nominee. The nominees for directors are B. A. (Dolph) Bridgewater, Jr., William E. Cornelius, William S.
Kanaga and George A. Schaefer, all of whom were previously elected by the Company's shareholders. The Board recommends that the nominees be elected for terms ending in 1999 and until their respective successors have been elected and qualify.
Under the director retirement policy adopted by the Board, a director must retire from the Board at the Annual Meeting of Shareholders following his or her 71st birthday. Consequently, if elected, William S. Kanaga must retire from the Board at the 1997 Annual Meeting of Shareholders. Proxies may not be voted for a greater number of persons than the number of nominees named.

The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the Board of Directors.

The principal occupations, directorships held and other information as of January 31, 1996 with respect to the nominees and all directors whose terms will continue after the Annual
Meeting are shown in the following table.

To Be Elected for Terms Ending 1999

---------------------------------------------------------------------------
(Photo    B. A. (Dolph) Bridgewater, Jr.  Director since 1985       Age 61
 Omitted)
          Chairman and Chief Executive Officer of Brown Group, Inc.
          (footwear and specialty retailing) since 1985; President
          1979-1987 and since January 1990.  Director of Boatmen's
          Bancshares, Inc., ENSERCH Corporation, Enserch
          Exploration, Inc., and FMC Corporation.


--------------------------------------------------------------------------

(Photo    William E. Cornelius            Director since 1986      Age 64
 Omitted)
          Chairman and Chief Executive Officer of Union Electric
          Company (electric utility) for more than four years until
          his retirement in December 1993.  Director of Boatmen's
          Bancshares, Inc., General American Life Insurance
          Company, and Union Electric Company.









-------------------------------------------------------------------------

(Photo    William S. Kanaga               Director since 1987      Age 70
 Omitted)
          Chairman of the public accounting firm of Arthur Young &
          Company for more than five years prior to his retirement
          in 1985.  Director of Value Line, Inc.

--------------------------------------------------------------------------

(Photo    George A. Schaefer              Director since 1990      Age 67
 Omitted)
          Chairman and Chief Executive Officer of Caterpillar Inc.
          (manufacturer of machinery) for more than five years
          prior to his retirement in 1990.  Director of Aon
          Corporation, Caterpillar Inc., Helmerich & Payne, Inc.,
          and Morton International, Inc.

--------------------------------------------------------------------------

To Continue in Office Until 1998

--------------------------------------------------------------------------

(Photo    John H. Biggs                   Director since 1989      Age 59
 Omitted)
          Chairman and Chief Executive Officer of Teachers
          Insurance and Annuity Association of America and of
          College Retirement Equities Fund (TIAA/CREF) (national
          teachers' pension fund) since January 1993; President and
          Chief Operating Officer from January 1989 to January
          1993.  Trustee of TIAA/CREF.  Director of Ralston Purina
          Company.

-------------------------------------------------------------------------

(Photo    James S. McDonnell III (1)      Director since 1975      Age 60
 Omitted)
          McDonnell Douglas Vice President for more than five years
          prior to his retirement in January 1991.  Director of
          Boatmen's Trust Company.

--------------------------------------------------------------------------

(Photo    Harry C. Stonecipher            Director since 1994      Age 59
 Omitted)
          McDonnell Douglas President and Chief Executive Officer
          since September 1994.  Chairman and Chief Executive
          Officer of Sundstrand Corporation (manufacturer of
          aerospace and electronic equipment) 1991-1994; President
          1987-1991.  Director of The Business Council, Cincinnati
          Milacron Inc., Computer Management Sciences, Inc., and
          Sentry Insurance.






--------------------------------------------------------------------------

(Photo    P. Roy Vagelos, M.D.            Director since 1995      Age 66
 Omitted)
          Chairman of Merck & Co., Inc. (manufacturer of health
          products) for more than five years prior to his
          retirement in 1994; Chief Executive Officer 1985-1994.
          Chairman of the Board of Regeneron Pharmaceuticals, Inc.
          Director of The Estee Lauder Companies Inc., PepsiCo,
          Inc., and The Prudential Insurance Company of America.

--------------------------------------------------------------------------

To Continue in Office Until 1997

--------------------------------------------------------------------------

(Photo    Beverly B. Byron                Director since 1994      Age 63
 Omitted)
          Former Member of Congress, Maryland's Sixth District in
          the House of Representatives, 1978-1992.  Member of the
          1993 Defense Base Closure and Realignment Commission.
          Director of Baltimore Gas and Electric Company, F&M
          Bancorp, and UNC Incorporated.
--------------------------------------------------------------------------

(Photo    William H. Danforth, M.D.       Director since 1976      Age 69
 Omitted)
          Chancellor of Washington University, St. Louis, for more
          than five years prior to his retirement in June 1995.
          Director of Ralston Purina Company and Ralcorp Holdings,
          Inc.


-------------------------------------------------------------------------

(Photo    Kenneth M. Duberstein           Director since 1989      Age 51
 Omitted)
          Chairman and Chief Executive Officer of The Duberstein
          Group, Inc. (consulting firm) since 1989.  White House
          Chief of Staff 1988-1989.  Director of CINergy Corp.


-------------------------------------------------------------------------

(Photo    John F. McDonnell (1)           Director since 1973      Age 57
 Omitted)
          McDonnell Douglas Chairman since 1988 and Chief Executive
          Officer 1988-1994.  Director of Ralston Purina Company.
          Chairman of the Board of The Federal Reserve Bank of
          St. Louis.







---------------------------------------------------------------------------

(Photo    Ronald L. Thompson              Director since 1994       Age 46
 Omitted)
          President and Chairman of The GR Group, Incorporated
          (manufacturer of assemblies) since 1980.  Chairman and
          Chief Executive Officer of Midwest Stamping, Inc.
          (automotive parts supplier) since 1993.  Director of
          Illinova Corporation, Illinois Power Company, and
          Teachers Insurance and Annuity Association of America.


-----------------------------

(1)  J. S. McDonnell III and J. F. McDonnell are brothers.



                   THE BOARD AND ITS COMMITTEES

The Board of Directors held six regularly scheduled meetings, one special meeting and two telephonic meetings during 1995. Each incumbent director attended over 87% of the aggregate of all Board meetings and meetings of committees of the Board of which the director was a member. The committees of the Board are the Audit Committee, the Corporate Responsibility Committee, the Executive Committee, the Finance Committee, the Management Compensation and Succession Committee, and the Nominating Committee.

Audit Committee
---------------
The Audit Committee consists of W. S. Kanaga (Chairman), J. H. Biggs, B. B. Byron and W. E. Cornelius. In accordance with the Company's Bylaws, each of these committee members is independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment. This committee oversees the Company's financial reporting on behalf of the Board of Directors; recommends to the Board of Directors the independent auditors to perform the annual audit; reviews with the independent auditors the proposed scope of fees for, and the results of, the annual audit; reviews with the independent auditors, the internal auditors, and McDonnell Douglas management the financial reporting process, the system of internal controls, and the scope and results of independent and internal audits; considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors; meets periodically with the Company's head of Internal Auditing and the independent auditors, without management present, to facilitate private communication on any subjects desired; and performs such other tasks as may be assigned to it from time to time by the Board. The committee met four times in 1995.

Corporate Responsibility Committee
----------------------------------
The Corporate Responsibility Committee consists of K. M. Duberstein (Chairman), B. B. Byron, J. S. McDonnell III and R.
L. Thompson. This committee considers the Company's position on issues of corporate responsibility. The committee monitors and provides suggestions concerning the Company's programs for defining and implementing its Standards of Ethics and Conduct, ethics training programs and related documents, and monitors and provides suggestions relative to human resources, environmental, worker health and safety. The committee met three times in 1995.

Executive Committee
--------------------
The Executive Committee consists of J. F. McDonnell (Chairman),
B. A. Bridgewater, Jr., W. E. Cornelius, W. H. Danforth and H.
C. Stonecipher. This committee has been delegated authority to exercise all powers of the Board in the intervals between meetings of the Board of Directors, except those powers delegated to other Board committees, and those which by statute, Charter, or Bylaws are reserved to the full Board. The committee did not meet in 1995.

Finance Committee
-----------------
The Finance Committee consists of J. H. Biggs (Chairman), B. A. Bridgewater, Jr. and R. L. Thompson. This committee reviews with management, and makes appropriate recommendations and reports to the Board of Directors on the Company's financial condition and requirements. Such reviews include: capitalization and debt levels; dividend policy; investment performance of pension and employee savings plans; financial resources for new product development and product derivatives in excess of amounts delegated by the Board to management; policy limitations on contingent liabilities and guarantees of commercial aircraft sales and financings; the financing alternatives for acquisitions, dispositions and mergers larger than delegated by the Board to management; and other matters which may have significant financial impact on the financial condition or operations of McDonnell Douglas. The committee met four times in 1995.

Management Compensation and Succession Committee
------------------------------------------------
The Management Compensation and Succession Committee consists of
B. A. Bridgewater, Jr. (Chairman), W. S. Kanaga, G. A. Schaefer and P. R. Vagelos. This committee monitors executive evaluation and development; recommends the staffing of senior positions; recommends to the full Board Chief Executive Officer succession; and has full power to administer the Company's executive compensation plans. Members of the committee are ineligible to participate in these plans. The committee is composed exclusively of directors who are not employees or former employees of McDonnell Douglas. The committee met nine times in 1995.

Nominating Committee
--------------------
The Nominating Committee consists of W. H. Danforth (Chairman),
K. M. Duberstein, G. A. Schaefer and P. R. Vagelos (effective January 26, 1996). In accordance with the Company's Bylaws, each of these committee members is independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment. The committee proposes to the Board nominees for directors of McDonnell Douglas and members and chairmen of committees of the Board. It also makes recommendations to the Board concerning the structure, size, composition, and operation of the Board and its committees, and the qualification, compensation, and retirement policy of directors. The committee also recommends nominees to the boards of directors of the Company's principal wholly-owned subsidiaries. The committee met three times in 1995.

The Nominating Committee will consider director nominee recommendations by shareholders who write to Steven N. Frank, Secretary, providing the name and a detailed biography of each prospective nominee. In January each year, the Nominating Committee generally proposes to the Board nominees for directors to be elected at the Company's next Annual Meeting of Shareholders. Therefore, in order to be considered for nomination by the Board of Directors and inclusion in the Company's Proxy Statement, prospective nominee recommendations should be received by the Secretary during the first week of January.

Compensation Paid to Board Members
----------------------------------
Compensation for Services Performed in the First Quarter of 1995

During the first quarter of 1995, non-employee directors were each paid a Board retainer of $5,000, an attendance fee of $2,000 plus expenses for each regular and special meeting of the Board held during normal business hours, and $500 plus expenses for each dinner meeting. In addition, the chairman of each committee was paid a quarterly retainer of $750, other members of each of the committees were paid a quarterly retainer of $250, and committee chairmen and committee members were paid $800 plus expenses for each committee meeting attended.
Employee directors received no remuneration for service as a director or as a member or chairman of a committee.

Non-employee directors also participated in the McDonnell Douglas Deferred Compensation Plan for Non-Employee Directors (the Non-Employee Director Plan). Under the Non-Employee Director Plan, directors who are not employed by McDonnell Douglas elected to receive, as an addition to their annual retainer, 450 restricted shares of MDC Stock or an equivalent amount of cash. The stock and the cash are issued or paid within 60 days after each Annual Meeting of Shareholders for services performed during the twelve months preceding the Annual Meeting and are subject to restrictions on transfer. Prior to the director compensation changes discussed below, neither the stock nor the cash vested until the director became disabled, resigned due to a conflict of interest not involving a breach of fiduciary duty, died or retired from the Board in accordance with requirements established by the Board. In conjunction with the director compensation changes discussed below, the vesting provisions of the Non-Employee Director Plan were amended to provide that the shares and cash will vest on the earlier of the factors listed above or ten years from the date of grant if still serving as a director. In conjunction with the director compensation changes discussed below, the 450 shares of restricted stock that would have been payable for services rendered in the twelve months prior to the April 1995 Annual Meeting under the Non-Employee Director Plan were paid instead as McDonnell Douglas stock equivalents.

Nonvested restricted shares, stock equivalents and cash awarded under the Non-Employee Director Plan are held by the Treasurer of McDonnell Douglas. Directors who elected to receive MDC Stock under the Non-Employee Director Plan receive dividends on and exercise voting rights with respect to the restricted shares. Directors receive dividend equivalent payments in the form of additional stock equivalents but do not exercise voting rights with respect to the stock equivalents. Directors who elected to receive cash under the Non-Employee Director Plan do not receive interest.

Amendments to Director Compensation
-----------------------------------
In order to more closely align the interests of the Company's directors with its shareholders, during the first quarter of 1995 McDonnell Douglas redesigned its director compensation program effective April 1, 1995. Effective April 1, 1995, the annual cash Board retainer of $20,000 and payments in stock or cash (valued at approximately $22,500 at the time the decision to redesign the program was made) under the Non-Employee
Director Plan for service years beginning after April 1995 were discontinued. In their place, directors receive McDonnell
Douglas stock equivalent units (Stock Units). The value of one
Stock Unit is equal to the fair market value of one share of MDC Stock. The number of Stock Units paid is fixed in January of each year, based on a dollar amount determined by the Board and the fair market value of MDC Stock, with the number of Stock Units paid in four equal quarterly installments.
For 1995, the Board retainer was one thousand McDonnell Douglas
Stock Units, payable in quarterly installments of 250 Stock Units, based on the MDC Stock price of approximately $50.00 per share at the time the Board retainer amount of $50,000 was determined. Beginning in 1996, future fair market valuations will use the average closing price of MDC Stock during the ten business day period beginning on the third business day following the Company's annual earnings release. For 1996, the annual Board retainer will equal
570 Stock Units, paid in four equal quarterly installments, based on a Board retainer amount of $50,000 and the fair market value calculation discussed above. In addition, directors annually elect whether to receive committee retainers and Board and committee meeting attendance fees in cash (in the same amounts discussed above), or to defer such amounts into McDonnell Douglas Stock Units. The value of a director's

Stock Units will be paid to him or her in cash after the director leaves the Board for any reason. Directors may make an advance election to receive this cash in a lump sum or in post-termination installments.

To attract and retain qualified directors, it is not uncommon for publicly traded companies to augment director compensation with director retirement plans that continue to compensate directors after their service to a company has ended. McDonnell Douglas has chosen not to adopt such a plan. The new Board compensation program has been designed to make overall compensation of the Company's directors competitive, while at the same time more closely aligned to shareholders' interests.

Other Director Compensation
---------------------------
In 1992, McDonnell Douglas entered into a consulting agreement with K. M. Duberstein to provide certain services in regard to an analysis of the disposition, by settlement or through litigation, of a matter involving McDonnell Douglas. Under the agreement, McDonnell Douglas agreed to pay Mr. Duberstein a quarterly retainer of $20,000, plus reimbursement for expenses incurred on behalf of McDonnell Douglas. Upon successful completion of such services, the agreement was terminated effective March 31, 1995.

                       OWNERSHIP OF MDC STOCK

The following table shows the beneficial ownership of MDC Stock and Stock Units as of January 31, 1996, unless otherwise indicated in the footnotes below, by each director, each nominee, the Chief Executive Officer, the four other most highly compensated executive officers, all directors, nominees and executive officers of McDonnell Douglas as a group, and each person McDonnell Douglas believes holds more than 5% of the outstanding MDC Stock. An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than one 1/100th of one percent of MDC Stock as of January 31, 1996.

                                                                    Percent of
                                         Number of Shares           MDC Stock        Number of
Name                                    Beneficially Owned         Outstanding      Stock Units
                                                                        (1)
----------------------------------------------------------------------------------------------------
John H. Biggs                                8,100  (2) (3)                *          1,205 (4)
B. A. (Dolph) Bridgewater, Jr.               6,600  (3) (5)                *          1,205 (4)
Beverly B. Byron                             1,084  (2) (3)                *          1,205 (4)
John P. Capellupo                           45,357  (2) (6)              .04%             0
William E. Cornelius                         8,100  (2) (3)                *          1,205 (4)
William H. Danforth, M.D.                    5,910  (3) (7)                *          1,331 (4)
Kenneth M. Duberstein                        2,100  (2) (3)                *          1,340 (4)
Robert H. Hood, Jr.                         41,900  (2) (6)              .04%             0
William S. Kanaga                            5,600  (3) (5)                *          1,377 (4)
Herbert J. Lanese                           49,540  (2) (6)              .05%             0
James S. McDonnell III                   3,826,138  (2) (8)             3.44%         1,205 (4)
John F. McDonnell                        2,495,532  (2) (6) (8)         2.24%        36,260 (9)
George A. Schaefer                           3,600  (2) (3)                *          1,205 (4)
Harry C. Stonecipher                        60,490  (2) (6)              .05%       181,300 (9)
Ronald L. Thompson                               0                         *          1,303 (4)
P. Roy Vagelos, M.D.                         1,392  (10)                   *            865 (4)
All directors and executive officers
  as a group (32 persons)                6,758,671  (6) (8) (11)        6.07%       231,005
The Chase Manhattan Bank, N.A.          19,490,142  (12)               17.52%              0
Oppenheimer Group, Inc.                 12,561,993  (13)               11.29%              0


----------------------------

 (1) Rounded to nearest 1/100th of one percent; does not include
     Stock Units.

 (2) Shares as to which the director or executive officer has sole voting and dispositive power.

 (3) Includes stock issued under the McDonnell Douglas Deferred Compensation Plan for Non-Employee Directors, subject to the restrictions described on page XX, in the following amounts:
     Messrs. Biggs, Bridgewater, Cornelius, Danforth, Duberstein, Kanaga and Schaefer 600 shares, and Mrs. Byron 84 shares.

 (4) Stock Units, payable only in cash, issued as Board compensation as described on page XX, and as dividend equivalent payments thereon.

 (5) The director has sole voting and dispositive power for 600 shares. The remaining shares are held as joint tenant for which there is shared voting and dispositive power.

 (6) Includes shares issued under the Performance Accelerated Restricted Stock program through February 29, 1996, subject to the restrictions described in the Management Compensation and Succession Committee Report on Executive Compensation on page XX, in the following amounts:
     Mr. Stonecipher 60,000 shares (all of which are subject to forfeiture if certain performance targets are not met, "Performance-Based Shares"); Mr. McDonnell 30,000 shares (all of which are Performance-Based Shares); Mr. Capellupo 45,000 shares (37,500 of which are Performance-Based Shares); Mr. Hood 29,000 shares (23,000 of which are Performance-Based Shares); and Mr. Lanese 42,000 shares (34,500 of which are Performance-Based Shares).

 (7) The director has sole voting and dispositive power for 2,400 shares. The remaining shares are held as a co-trustee for which there is shared voting and/or dispositive power.

 (8) Excludes an additional 6,937,008 shares held by the James
     S. McDonnell Foundation and James S. McDonnell Charitable Trusts A and B, over which J. S. McDonnell III, 7701 Forsyth Blvd., St. Louis, Missouri 63105, and J. F. McDonnell, P. O. Box 516, St. Louis, Missouri 63166-0516 have shared voting and dispositive power and each is deemed to be the beneficial owner of such shares. Taking into account these shares, J. S. McDonnell III, J. F. McDonnell, and all directors, nominees and executive officers as a group beneficially own 9.67%, 8.48%, and 12.31%, respectively, of the outstanding MDC Stock.

 (9) As discussed in the Management Compensation and Succession Committee Report on Executive Compensation at page XX, payments to certain executives were deferred to the extent such payments would have been nondeductible under Internal Revenue Code Section 162(m). Indicated Stock Units, payable only in cash, were acquired by Mr. John McDonnell as a result of the deferral of his 1995 LTIP payout and Mr. Stonecipher through the conversion of his service-based restricted stock, plus additional Stock Units acquired by each as a result of dividend equivalent payments on such units.

(10) The director has shared voting and dispositive power as the shares are held as joint tenant.

(11) Includes shares as to which a director and executive officer has sole or shared voting and/or dispositive power and 5,000 shares which an executive officer has the right to acquire upon the exercise of stock options.

(12) Shares held of record by The Chase Manhattan Bank, N.A., Chase Manhattan Center, Brooklyn, New York 11245, as Trustee under the Employee Savings, Investment and Thrift Plans and the Employee Payroll Stock Ownership Plan (PAYSOP) of McDonnell Douglas. The Trustee has dispositive power for these shares to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in each of these plans may direct the Trustee how to vote his or her proportionate share of these shares. Except for shares held in the PAYSOP, shares for which the Trustee does not receive voting instructions on any issue or proposal will be voted for, against or in abstention in the same proportions as MDC Stock for which the Trustee receives voting instructions. Any shares held under the PAYSOP for which the Trustee does not receive voting instructions on any issue or proposal will not be voted with regard to that issue or proposal.

(13) Based on Schedule 13G dated February 1, 1996, by Oppenheimer Group, Inc. (Group), Oppenheimer Tower, World Financial Center, New York, New York 10281 as a parent holding company on behalf of Oppenheimer LP and certain of the Group's subsidiaries and/or certain investment advisory clients or discretionary accounts of such subsidiaries and relating to their collective beneficial ownership of shares of MDC Stock. Oppenheimer Group, Inc. has shared dispositive and voting power with respect to all such shares.


                 COMPLIANCE WITH SECTION 16(a)
                OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 (Exchange
Act) requires the Company's directors, executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Directors, executive officers, and greater than ten percent shareowners are required by SEC regulation to furnish McDonnell Douglas with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons that no Forms 5 were required for these persons, McDonnell Douglas believes that all its directors, executive officers, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1995.

                MANAGEMENT COMPENSATION AND SUCCESSION
             COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy
-----------------------
Under the direction of the Committee, McDonnell Douglas has developed and implemented compensation policies, plans, and programs designed to attract, motivate, reward and retain key management, technical and professional employees who contribute to the success of McDonnell Douglas, and closely link management compensation and equity ownership opportunity to McDonnell Douglas performance and enhancement of shareholder value.

In developing compensation plans and setting compensation levels, the Committee has examined compensation and plans offered by other Fortune 100 companies, including companies in the S&P Aerospace Defense index (collectively, the Comparative Companies), and has retained and considered the recommendations of compensation consultants.

The balance of this report:

1. Describes the McDonnell Douglas Executive Compensation Program and the basis for 1995 management base salaries, incentive awards, and long-term incentives; and
2.  Discusses the 1995 compensation of the Chief Executive Officer.

Executive Compensation Program
------------------------------
The 1995 compensation program consists of two parts: annual target cash compensation (which consists of base salary and annual incentives) and long-term incentives. Annual incentive awards are made under the Company's Incentive Award Plan (IA
Plan), which was approved by McDonnell Douglas shareholders in 1986, or for certain senior executives, under the Company's
Senior Executive Performance Sharing Plan (Senior Executive
PSP), which was approved by McDonnell Douglas shareholders in 1995. Prior to 1994, long-term incentives were also made under the IA Plan. Long-term incentive awards are currently made under the Company's 1994 Performance and Equity Incentive Plan
(PEIP), which was approved by McDonnell Douglas shareholders in 1994.

Internal Revenue Code Section 162(m) limits the deductibility of certain compensation in excess of $1 million for the Company's Chief Executive Officer and its four other highest paid executives. Certain performance-based compensation, however, is specifically exempt from the deduction limit if paid under a shareholder approved plan. Although the Company's incentive compensation programs historically have been designed to reward executives for achievement of the Company's performance objectives, the IA Plan does not meet certain technical requirements of Section 162(m). Therefore, on the Committee's recommendation, McDonnell Douglas submitted the Senior Executive PSP to its shareholders for approval at the 1995 Annual Meeting of Shareholders to make possible the maximum allowable tax deductibility of annual incentive compensation paid under this program in 1995 and thereafter. For awards previously made under the IA Plan, the Committee has deferred annual and long-term incentive payments from the IA Plan to the extent such payments would be nondeductible under Section 162(m). The Committee will continue to endeavor to maximize deductibility of compensation to the extent practicable while maintaining competitive compensation.

Annual Compensation
-------------------
Executives participate in one of two annual incentive plans.
Annual incentive compensation for most of the Company's executive officers is determined under the Senior Executive PSP. Annual incentive compensation for employees who became executive officers after the first quarter of 1995 and approximately 900 other employees is determined under the Performance Sharing Plan
(PSP) pursuant to the IA Plan. For participants in both the PSP and the Senior Executive PSP, during the first quarter of each year, the Committee establishes base salary and the formula which is applied to base salary for determining a participant's target incentive award; Target Compensation is the sum of these two amounts.

Base salaries are established based on (i) the value of the job determined with reference to salaries paid to executives of the Comparative Companies who perform similar duties and (ii) a subjective evaluation of the executive's performance in the job determined with reference to the executive's achievement of goals established as follows. Management in each business unit prepares strategic, financial and operational goals together with timelines for accomplishment. Strategic goals focus on such factors as new product development and business initiatives. Financial goals include criteria such as operating earnings, return on net assets (RONA) and cash flow.
Operational goals include factors such as productivity, quality management and management development. These goals cascade within each organizational component, culminating in the formation of individual performance goals specific to salaried employees. Accomplishments against individual goals are evaluated at year-end.

Consistent with prior practices, while target incentive awards were determined during the first quarter of 1995, the amount of incentive compensation actually earned by employees for 1995 performance was determined by the Committee after year-end and paid in March 1996. The amount of earned incentive compensation was based upon (i) the performance of each executive against his or her goals during the year; (ii) the performance of McDonnell
Douglas and the executive's business unit in relation to the following three Performance Factors, which were weighted equally: cash flow; RONA; and improvements in total quality management as measured generally by the Malcolm Baldrige Award criteria, which relate primarily to internal and external customer satisfaction and process management; and (iii) the performance of McDonnell Douglas and the executive's business unit in relation to one or both (depending on the executive's business unit) of the following Swing Factors: additions to backlog and product cost improvement as measured by return on sales. Cash flow, RONA and return on sales are adjusted for unusual accounting and operational items. The amount of earned incentive compensation related to the Performance Factors was capped at two times the target incentive award and was adjusted upward or downward by up to 33% of target incentive compensation for Swing Factor performance.

Each of the Performance Factors and Swing Factors was measured against an objective standard: RONA, cash flow, additions to backlog and return on sales for McDonnell Douglas and the executive's business unit were measured against the target amounts included in the Company's Annual Operating Plan, which was approved by the Board of Directors; and improvements in total quality management were measured by comparing target scores established by the Committee early in the year with the results of a total quality management assessment conducted by internal and external examiners who followed criteria and scoring procedures generally in accordance with those specified by the Malcolm Baldrige Foundation.

Target Compensation for executive officers in 1995 increased an average of 6.7% over 1994 to amounts that were still generally below the median compensation of the Comparative Companies. As was the case in 1994, the executive officers' base salaries, which increased an average of 3.1% over 1994, are generally below the median base salaries paid to comparable officers of the Comparative Companies.

Because the Company's cash flow and RONA exceeded the 1995
Annual Operating Plan targets and improvements in total quality management exceeded the targets established by the Committee, the executive officers as a group earned an average of ___% of their 1995 target incentive award, compared to 268% for 1994. Due to higher percentage payments of target incentive compensation in 1994 as compared to 1995, base salary paid plus earned incentive compensation paid to the executive officers decreased by __% over 1994 levels. Performance in 1995 was driven by the Company's cash flow being substantially in excess of the Annual Operating Plan, which resulted in an increase in aerospace cash and cash equivalents of $376 million, and the repurchase of 5.3 million shares of the Company's common stock. RONA for 1995 was above the Annual
Operating Plan target for each business unit due to increased operating income, reduced assets or both. All McDonnell Douglas business units exceeded their respective goals for improvement in total quality management. Each of these factors contributed to an increase in the Company's stock price from $47.33 at the end of 1994 to $92.00 at the end of 1995, after adjusting prices to reflect a 3-for-1 stock split paid in January 1995. All incentive compensation paid in 1996 to the executive officers based on 1995 services was paid in cash.

Long-Term Incentive Compensation
--------------------------------
In 1995, the Committee granted Performance Accelerated
Restricted Stock Awards (PARS Awards) to key executives under the PEIP. PARS Awards are grants of restricted stock, up to one-half of which, or in the case of members of the Office of the Chief Executive (the Company's most senior management council), all of which will be subject to forfeiture if McDonnell Douglas does not achieve substantial return on net asset targets during the 1995-2000 fiscal years. PARS Awards were granted only to those management employees who are expected to have a substantial impact on the Company's ability to achieve its strategic, financial and operational goals and objectives. As a result, the number of participants in this program is much smaller than the combined number of participants in the PSP and Senior Executive PSP annual incentive compensation programs. The size of the PARS
Awards was determined using a competitive grant table developed by a management consulting firm.

During 1995, several of the Company's executive officers had Long-Term Incentive Awards (LTI Awards) which were granted by the Committee prior to 1994 under the IA Plan. LTI Awards are earned only to the extent that MDC Stock yields a total return superior to the average total return on the common stock of a group of competitive aerospace companies designated by the Committee during a three-year performance period. There are currently four aerospace companies in the group, each of which is included in the Comparative Companies. The Committee believes that comparing stock price performance to this peer group rather than the Comparative Companies produces a more appropriate evaluation of performance. The LTI Awards were also granted to a relatively small number of management employees who were expected to have a substantial impact on the Company's ability to achieve its goals and objectives.

The Committee compares the executive's Target Compensation and currently outstanding long-term incentive awards to such total compensation paid to officers performing similar services for the Comparative Companies when it determines the size of long-term incentive grants. In March 1995 the Committee granted PARS Awards to each of the officers named in the Summary Compensation Table of this Proxy Statement except John F. McDonnell.

Compensation was paid under LTI Awards expiring in 1995 because the total return on MDC Stock during the performance period for such awards was greater than the average annual total return on the common stock of the peer companies.

Compensation of the Chief Executive Officer
-------------------------------------------
On September 24, 1994, McDonnell Douglas entered into an employment agreement with Harry C. Stonecipher to become
President and Chief Executive Officer of McDonnell Douglas. All aspects of Mr. Stonecipher's 1995 compensation were governed by this employment agreement.

The Committee and the Board of Directors approved
Mr. Stonecipher's employment agreement after an extensive search had been conducted by the Board with the assistance of an executive search firm. In settling on the final compensation amounts, the Board focused on the importance of hiring a President and Chief Executive Officer with an outstanding business record who could provide the leadership necessary to improve the Company's competitiveness and profitability. The Board also recognized the need to consider Mr. Stonecipher's compensation at his former employer as well as the value of benefits under various plans of that employer that would be forfeited by Mr. Stonecipher upon his resignation.

The terms of Mr. Stonecipher's employment agreement are summarized in the section entitled "Employment and Other Agreements" on page XX. In order to reduce the amount of Mr. Stonecipher's compensation that may be nondeductible under Section 162(m), the Committee and Mr. Stonecipher amended the employment agreement in the first quarter of 1995 to convert a portion of Mr. Stonecipher's restricted stock to stock equivalents, which would remain subject to the vesting, performance and other terms and conditions of the employment agreement and would not be payable until his employment terminates.

In establishing Mr. Stonecipher's 1995 earned incentive compensation, the Committee considered Mr. Stonecipher's substantial attainment of individual goals during 1995, and the Company's strong performance in relation to the three Performance Factors. Mr. Stonecipher's earned incentive compensation for 1995 was $1,042,400, bringing the total of his base salary and earned incentive compensation for the year to $1,867,400. Mr. Stonecipher's final 1995 incentive compensation was 181.3% of his target incentive award.

                MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE

                        B. A. Bridgewater, Jr., Chairman
                                  W. S. Kanaga
                                 G. A. Schaefer
                                  P. R. Vagelos

                          PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on MDC Stock against the cumulative total return of the Standard & Poor's Composite-500 Index and the Standard & Poor's Aerospace/Defense Index. The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. The other indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of MDC Stock.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

          Company/Index        1990   1991   1992   1993   1994   1995
          --------------       ----   ---    ----   ----   ----   ----
       McDonnell Douglas       $100   $193   $131   $297   $398   $782
       S&P 500 Index            100    130    140    155    157    215
       S&P Aerospace/Defense    100    120    126    164    177    293
-----------------------

Source:  S&P Compustat Services, Inc.

* Assumes that the value of the investment in MDC Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.

                  EXECUTIVE COMPENSATION

The table below provides information concerning the annual and long-term compensation for services rendered to McDonnell Douglas of those persons who at December 31, 1995 were (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of McDonnell Douglas based on salary and bonuses for 1995 (the Named Officers).

                                           SUMMARY COMPENSATION TABLE

                                 Annual Compensation           Long-Term Compensation
                                                                   Awards         Payout
                           ------------------------------------------------------------------------
                                                  Other Annual  Restricted    Securities               All Other
                                                      Compen-     Stock       Underlying   LTIP         Compen-
    Name and                             Bonus        sation      Awards       Options    Payout        sation
Principal Position   Year  Salary         (1)           (2)       ($)(3)         (#)        ($)           (4)
--------------------------------------------------------------------------------------------------------------------

H. C. Stonecipher     1995  $825,000    $1,042,400    $92,356   $2,700,000 (5)   ----       ----      $146,846 (6)
President and Chief   1994   206,250 (7)   750,000     22,301    4,656,750 (5)  450,000     ----        11,567 (6)
Executive Officer     1993    ----          ----        ----        ----         ----       ----          ----

J. F. McDonnell       1995   502,308       571,000      ----        ----         ----   $1,991,970 (9)   32,260 (10)
Chairman of           1994   610,385     1,000,000 (10) ----        ----         ----       ----         36,629
the Board             1993   559,477       495,100      ----        ----         ----       ----         33,569

J. P. Capellupo (11)  1995   392,308       524,100      ----        ----         ----      829,988 (9)   33,878 (9)
President-McDonnell   1994   353,269       587,000      ----       285,313 (12)  ----      691,688 (8)   4,155
Douglas Aerospace     1993   319,496       300,000      ----        ----         ----       ----         17,670

H. J. Lanese          1995   382,116       500,000      ----        ----         ----      829,988 (9)   33,265 (9)
Deputy President      1994   365,193       578,000      ----       285,313 (12)  ----      667,836 (8)   21,906
McDonnell Douglas     1993   339,150       277,300      ----        ----         ----      ----          20,359
Aerospace

R. H. Hood, Jr.       1995   376,024 (13)  229,600     25,647       ----         ----      995,985 (9)   31,722 (9)
President - Douglas   1994   366,471 (13)  415,200      7,883      228,250 (12)  ----      834,796 (8)   20,225
Aircraft Company      1993   352,942 (13)  261,600      2,523       ----         ----      ----           9,116

----------------------
 (1) Mr. Stonecipher's bonus for 1994 was a one-time bonus paid in accordance with the Employment Agreement discussed on page XX. All other bonuses are annual incentive compensation granted pursuant to the Company's Senior Executive Performance Sharing Plan for 1995 and under the Company's Performance Sharing Plan for prior years. Annual incentive compensation is paid during the first three months of the year following the year to which such compensation relates. For example, the 1995 bonuses reflect earned incentive compensation awards paid in March 1996 for services rendered in 1995, all of which were paid in the form of cash.

 (2) The Named Officers received certain perquisites, which did not exceed an aggregate of $50,000 for any such officer.
     The amounts for Mr. Stonecipher represent reimbursement for taxes related to relocation expenses. The amounts for Mr. Hood represent reimbursement for taxes related to relocation expenses and personal travel.

 (3) Restricted stock awards shown on this table reflect only those awards which are not subject to performance-based conditions. At December 31, 1995, the total number (and value) of all of the restricted stock holdings (including performance-based shares) of the following executive officers were: Mr. Stonecipher 30,000 shares ($2,760,000),
     Mr. McDonnell 30,000 shares ($2,760,000), Mr. Capellupo
     33,000 shares ($3,036,000), Mr. Lanese 30,000 shares
     ($2,760,000), and Mr. Hood 24,000 shares ($2,208,000). Upon a change in control of McDonnell Douglas (as defined in the plan), all restrictions and conditions applicable to these restricted shares will be deemed to have been immediately satisfied.

 (4) Except as otherwise indicated, amounts represent contributions by McDonnell Douglas to the Employee Savings Plan of McDonnell Douglas - Salaried Plan (Savings Plan) or credited under the McDonnell Douglas Supplemental Employee Savings Plan (SESP) on behalf of the Named Officers. The SESP provides benefits which are not available to employees under the Savings Plan because of Internal Revenue Code limitations on contributions to the Savings Plan each year and on annual compensation that may be considered for determining those contributions.

 (5) Pursuant to the Employment Agreement discussed on page XX, McDonnell Douglas granted Mr. Stonecipher 126,000 shares of restricted stock granted in 1994 and 54,000 shares of restricted stock in 1995. The 1994 grant is valued as of September 24, 1994, Mr. Stonecipher's employment date. The 1995 grant is valued as of the date of grant, January 31, 1995. As discussed on page XX, these restricted shares were converted to stock equivalents during the first quarter of 1995. Dividend equivalent payments on the stock equivalents are reinvested into additional stock equivalents.

 (6) Includes reimbursement of Mr. Stonecipher's relocation expenses of $108,776 in 1995 and $11,567 in 1994.

 (7) Represents salary for employment from September 24, 1994 through December 31, 1994.

 (8) The 1994 LTIP payouts include long-term incentive awards originally scheduled to end in 1994 and awards for which the performance period was to have ended in 1995, but was shortened from four years to three years to end in 1994 as part of the Company's adoption in 1994 of a new long-term incentive plan. The portions of 1994 LTIP payouts related to awards originally scheduled to end in 1995 were as follows: Mr. Capellupo $596,283, Mr. Lanese $596,283, and Mr. Hood $715,539.
     Approximately one-half of the payout amount was made in cash and one-half in shares of MDC Stock with the value of the stock based on the closing price of MDC Stock on March 10, 1994, the date the form of payout was determined.

 (9) Long-term incentive awards for which the performance period was originally scheduled to end in 1996 were also shortened from four years to three years to end in 1995 as part of the Company's adoption in 1994 of a new long-term incentive plan. The Management Compensation and Succession Committee has deferred long-term incentive payments to the extent such payments would be nondeductible under Internal Revenue Code Section 162(m). As a result, the entire amount of long-term incentive payments indicated were deferred except for Mr. Hood's payment, of which $145,985 was paid in cash and $850,000 was deferred. In accordance with SEC Rules, the All Other Compensation column includes the amount by which interest paid on such deferred amounts exceeds 120 percent of the applicable Federal long-term rate under the Internal Revenue Code at the time of deferral. Such amounts are as follows: Mr. Capellupo $10,350, Mr. Lanese $10,350, and Mr. Hood $10,600.

(10) The Management Compensation and Succession Committee has deferred annual incentive payments to the extent such payments would be nondeductible under Internal Revenue Code
     Section 162(m). As a result, $560,000 of this bonus has been deferred. In accordance with SEC Rules, the All Other Compensation column includes $2,128, the amount by which interest paid on such deferral exceeds 120 percent of the applicable Federal long-term rate under the Internal Revenue Code at the time of deferral.

(11)  On February 26, 1996, McDonnell Douglas announced that
      Mr. Capellupo will retire, effective March 31, 1996. Pursuant to an agreement entered into between Mr. Capellupo and the Company, which has been approved by the Management Compensation and Succession Committee, in March 1997 McDonnell Doulgas will pay Mr. Capellupo one-fourth of the annual incentive compensation he would have earned under the terms and conditions of the Senior Executive Performance Sharing Plan, based on the Company's performance in 1996. In accordance with the Performance
      Accelerated Restricted Stock (PARS) Program, Mr. Capellupo's existing PARS awards will be reduced to reflect his retirement prior to the end of the respective performance periods, but will continue to vest or be forfeited in accordance with the Company's performance and other terms and conditions of the PARS Program.
      In addition, payment of the cash that Mr. Capellupo earned as an earned long-term incentive award for the 1993-1996 performance period under terms and conditions of the Company's Long-Term Incentive Program will be deferred. One-half of this deferral plus his previously deferred earned long-term incentive awards will vest and be paid on the last business day of March 1998, with the remainder to vest and be paid on the last business day of March 1999. Each of the unpaid amounts will be forfeited if Mr. Capellupo breaches certain noncompete or confidentiality provisions of the agreement.

(12) The restricted stock is valued as of April 22, 1994, the date the Company's shareholders approved the McDonnell Douglas 1994 Performance and Equity Incentive Plan, and represents shares awarded under the Performance Accelerated Restricted Stock Program discussed on page XX, which are not subject to forfeiture provided the executive officer remains employed by McDonnell Douglas for a period of six years following grant of such shares; all or part of the shares may vest approximately three years following grant if certain return on net assets goals are achieved. Upon a change in control (as defined) of McDonnell Douglas, all restrictions and conditions applicable to these restricted shares will be deemed to have been immediately satisfied. The restricted stock pays dividends and has voting rights.

(13) Salary includes area and mortgage differentials of $23,908, $29,901 and $34,588 for the years 1995, 1994 and 1993, respectively.

Option Fiscal Year-End Value
-----------------------------
None of the Named Officers were granted any stock options or stock appreciation rights or exercised any stock options or stock appreciation rights during 1995 and none of them hold any stock appreciation rights. The following table provides information with respect to the number and value of unexercised options held by the Named Officers at December 31, 1995.

                                     FISCAL YEAR-END OPTION VALUES

                  Number of Securities Underlying      Value of Unexercised
                            Unexercised                     In-the-Money
                            Options at                        Options at
                        December 31, 1995                December 31, 1995
                    -------------------------       ----------------------------
Name                Exercisable   Unexercisable     Exercisable   Unexercisable
--------------------------------------------------------------------------------

H. C. Stonecipher       ----      450,000 (1)          ----      $24,768,750 (2)
J. F. McDonnell         ----        ----               ----           ----
J. P. Capellupo         ----        ----               ----           ----
H. J. Lanese            ----        ----               ----           ----
R. H. Hood, Jr.         ----        ----               ----           -----
-----------------

(1) Represents options to purchase 450,000 shares of MDC Stock at $36.958 per share, which vest and become exercisable in increments of 20% on September 24 in each of 1996, 1997, 1998, 1999 and 2000.

(2) Represents the difference between the December 31, 1995 closing price of MDC Stock and the exercise price of the options.

Long-Term Incentive Plan Awards
--------------------------------
The following table provides information concerning awards made during 1995 to the Named Officers under the Performance Accelerated Restricted Stock (PARS) Program implemented under the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan.

                      LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
---------------------------------------------------------------------------------------------
                                                        Estimated Future Payouts Under
                                                        Non-Stock Price-Based Plans(1)
                                                    -----------------------------------------
                   Number of   Performance Period     Threshold      Target
                    Shares       Until Payout      No. of Shares  No. of Shares   Maximum
  Name                              (1)                (2)           (3)        No. of Shares
---------------------------------------------------------------------------------------------
H. C. Stonecipher   30,000 (4)(5)   1995-2001            1          15,000         30,000
J. F. McDonnell       ---              ---              ---           ---           ---
J. P. Capellupo     18,000 (5)      1995-2001            1           9,000         18,000
H. J. Lanese        15,000 (5)      1995-2001            1           7,500         15,000
R. H. Hood, Jr.     12,000 (5)      1995-2001            1           6,000         12,000
--------------------

(1) The shares of restricted stock disclosed in this table are subject to forfeiture if certain return on net assets
    (RONA) goals are not obtained during the six calendar years following the grant of restricted shares (including the year of grant). Participants are entitled to voting rights and dividends. Vesting of all or part of the shares, however, may be accelerated to 1998 if McDonnell Douglas achieves specified average RONA goals during the 1995-1997 fiscal years. Upon a change in control of McDonnell
    Douglas, all restrictions and conditions applicable to these restricted shares will be deemed to have been immediately satisfied.

(2) Represents the number of shares upon which restrictions will lapse if a specified minimum level of performance that triggers a payout is obtained.

(3) While the real target under the PARS Program is the maximum payout, this column discloses the number of shares upon which restrictions will lapse if the level of performance obtained is at the midpoint between the minimum at which shares may be earned and the level at which all shares will be earned.

(4) Pursuant to the Employment Agreement discussed on page XX, McDonnell Douglas has agreed to grant Mr. Stonecipher 120,000 performance-based restricted shares of MDC Stock, 30,000 of which were granted in the first quarter of 1995, with the remainder to be granted in installments of 30,000 shares during the first quarters of 1996, 1997 and 1998.

(5) Represents PARS shares which are subject to forfeiture if certain RONA goals are not achieved.

Retirement Income Plans
-----------------------
Substantially all employees of McDonnell Douglas and its subsidiaries participate in one of the various retirement plans maintained by McDonnell Douglas and its subsidiaries. All executive officers participate in the Company's Retirement Income Plan for Salaried Employees (Retirement Plan), which is a qualified defined benefit pension plan.

The following table shows the annual benefit payable under the Retirement Plan for the life of the retiree and with no payments thereafter to a survivor, upon retirement at age 65, for employees in the salary classifications and with the years of service under the Retirement Plan as specified. The present maximum annual Primary Insurance Amount (PIA) Social Security benefit that was used in computing the offset included in the benefits set forth in the table is $14,556. The benefits set out in the table are payable from the Retirement Plan to the limits permitted under the Internal Revenue Code of 1986, as amended; thereafter, any additional benefit will be paid under the Supplemental Employee Retirement Income Plan (SERIP).

                                       PENSION PLAN TABLE
   Assumed Final
 Five-Year Average
Annual Compensation   Estimated Annual Retirement Benefits for Years of Service Indicated
--------------------------------------------------------------------------------------------
                    15 Years    20 Years     25 Years     30 Years     35 Years     40 Years
                    --------    --------     --------     --------     --------    --------

     $ 300,000      $ 64,225    $ 85,633     $107,042     $128,450     $150,223    $172,723
       450,000        97,975     130,633      163,292      195,950      228,973     262,723
       600,000       131,725     175,633      219,542      263,450      307,723     352,723
       750,000       165,475     220,633      275,792      330,950      386,473     442,723
       900,000       199,225     265,633      332,042      398,450      465,223     532,723
     1,050,000       232,975     310,633      388,292      465,950      543,973     622,723
     1,200,000       266,725     355,633      444,542      533,450      622,723     712,723
     1,500,000       334,225     445,633      557,042      668,450      780,223     892,723

Employer contributions to the Retirement Plan are on an aggregate basis with no separate identity as to amounts paid or set aside with respect to individuals. Generally, subject to certain exceptions and technical definitions, the formula under the Retirement Plan for computing monthly benefits payable at normal retirement (age 65) for the life of the retiree and with no payments thereafter to a survivor is: 1.5% (1.65% on and after December 1, 1996) of an employee's highest average monthly salary for five consecutive years of the employee's last ten years of service multiplied by years of employment while covered by the Retirement Plan, minus 1.5% of monthly PIA Social
Security benefits multiplied by up to a maximum of 33-1/3 years of employment while covered by the Retirement Plan. Salary covered by the Retirement Plan generally includes regular base salary, certain commissions, and annual incentive awards made under the

Performance Sharing Plan and the Senior Executive Performance Sharing Plan. Compensation reported in the table on page 18 includes compensation not covered by the Retirement Plan. As of November 26, 1995 (end of Retirement Plan year), compensation covered by the Retirement Plan and the SERIP for 1995 for the Named Officers and parenthetically, the current five-year average annual compensation and the current number of years of salaried employment under the Retirement Plan for each such individual, was as follows: H. C. Stonecipher - $825,000 ($827,150; 1 year); J. F. McDonnell - $1,500,000 ($799,614; 34 years); J. P. Capellupo - $987,000 ($575,151; 34 years); H. J.
Lanese - $963,000 ($604,921; 6 years); and R. H. Hood, Jr. -
$770,200 ($514,372; 22 years). The estimated annual retirement benefits shown in the table above will increase by approximately 10% when the increase in the pension formula referred to above becomes effective December 1, 1996. Mr. Stonecipher will also be entitled to receive the supplemental pension payment referred to below in the section entitled "Employment and Other Agreements."

                EMPLOYMENT AND OTHER AGREEMENTS

On September 24, 1994, McDonnell Douglas entered into an employment agreement (the Agreement) with Mr. Stonecipher designed to assure the Company of his continued employment as President and Chief Executive Officer. The original "Employment Period" under the Agreement will expire on September 23, 1997. However, unless written notice is given to the contrary by McDonnell Douglas at least one year prior to the expiration date, the Employment Period annually will be extended for an additional year, but will not extend beyond May 16, 2001.

Under the Agreement, Mr. Stonecipher receives a base salary of not less than $825,000 per year; target annual incentive compensation for 1995 of $575,000, with earned annual incentive compensation for 1995 and target and earned annual incentive compensation thereafter to be determined pursuant to the same terms and conditions as applied to the other members of the Company's senior management. The Agreement also originally provided for Mr. Stonecipher to receive: a one-time bonus in 1994 of $750,000; 180,000 service-based restricted shares of MDC Stock (42,000 shares of which were to vest on March 31 in each of 1995, 1996 and 1997 and 54,000 shares of which were to vest on March 31, 2002); 120,000 performance-based restricted shares of MDC Stock, 30,000 of which were granted in the first quarter of 1995 with the remainder to be granted in installments of 30,000 shares each during the first quarters of 1996, 1997 and 1998, with vesting, performance periods and other criteria to be as set by the Management Compensation and Succession Committee of the Board of Directors for other members of senior management; options to purchase 450,000 shares of MDC Stock at $36.958 per share (the market price on the date of grant), which vest and become exercisable in increments of 20% on September 24 in each of 1996, 1997, 1998, 1999 and 2000; reimbursement of moving and relocation expenses incurred to move his residence to St. Louis, Missouri; and participation in the Company's other employee benefit plans, policies, practices and arrangements.

As described in the Management Compensation and Succession Committee Report on Executive Compensation, McDonnell Douglas and Mr. Stonecipher amended the employment agreement in the first quarter of 1995 to convert the 180,000 shares of Mr. Stonecipher's service-based restricted stock to stock equivalents, which remain subject to the terms and conditions of the Agreement and will not be payable until his employment terminates. Mr. Stonecipher receives dividends and voting rights on his shares of restricted stock; the stock equivalents do not have voting rights, and dividend equivalent payments on the stock equivalents are reinvested into additional stock equivalents.

For the purposes of calculating Mr. Stonecipher's benefits under the Company's retirement plans, he will receive credit for twice as many years of service as he actually works for McDonnell
Douglas. In addition, McDonnell Douglas has agreed to provide a supplemental pension payment equal to the difference between (i) what Mr. Stonecipher would have received from his prior employer had he stayed with that employer through the end of the Employment Period and (ii) the pension payments he is actually entitled to receive from the other company and McDonnell Douglas.

The Agreement provides that throughout the Employment Period, McDonnell Douglas shall neither assign duties to Mr. Stonecipher which are not appropriate for someone in the position of President and Chief Executive Officer, nor substantially diminish his responsibilities. The Agreement prohibits
Mr. Stonecipher from competing with McDonnell Douglas and from disclosing confidential information concerning the Company so long as any restricted stock or stock options granted under the Agreement remain unvested or unexercised. In the event McDonnell Douglas fails to perform any material covenant or agreement set forth in the Agreement, Mr. Stonecipher will be entitled to receive for the remainder of the Employment Period the salary and benefits he would have received if his employment had continued for such period. These benefits would not be payable, however, in the event his employment is terminated by reason of a material breach of the Agreement or for acts involving moral turpitude or a material breach of his duty of loyalty to McDonnell Douglas. In the event of death or disability, the Management Compensation and Succession Committee would determine the reduction, if any, of the amount of incentive compensation that would be payable or that would vest or remain exercisable. The Agreement also provides for reimbursement for legal expenses incurred by Mr. Stonecipher in connection with certain claims or legal proceedings brought under or involving the Agreement.

Under the Agreement, McDonnell Douglas also is required to make an additional "gross-up payment" to Mr. Stonecipher to offset fully the effect of any excise tax imposed on change-in-control payments under Section 4999 of the Internal Revenue Code of 1986, as amended, on any such payment made to him under the Agreement.

The Board of Directors authorized McDonnell Douglas to enter into agreements with executives selected by the President and Chief Executive Officer. These agreements are designed generally to encourage key management personnel to remain with McDonnell Douglas and to continue to devote full attention to the Company's business in the event that any third party expresses its intention to complete a possible business combination with McDonnell Douglas or in taking any action which could result in a change in control of McDonnell Douglas. The agreements are operative only if an executive's employment terminates, for reasons discussed below, following a change in control. The agreements are intended to continue compensation and benefits comparable to those in effect prior to any change in control. Two of the Named Officers, Mr. Lanese and Mr. McDonnell, and five other executives have entered into such agreements with the Company.

The agreements with the Named Officers who have entered into such agreements provide that in the event of termination of the executive's employment with McDonnell Douglas for any reason other than death, disability, retirement or for cause within two years after any change in control of McDonnell Douglas (as each such event is defined in the agreements), or in the event the executive terminates employment for "good reason" (as defined), the participant will continue to receive for the remainder of a three-year period beginning on the date of the change in control: (i) base salary at a rate equal to the greater of the executive's rate at termination or immediately prior to the change in control, (ii) annual incentive compensation calculated based on the executive's annualized target incentive compensation multiplied by the average percentage of the executive's earned incentive award to his or her target incentive award for the three years prior to termination or the change in control, and (iii) employee benefits that the executive would have received, payable in accordance with past practice or in a lump-sum payment. Such payments will be discontinued on the executive's normal retirement date or if the executive provides services to a competitor of McDonnell Douglas or discloses any of the Company's confidential information. If any payments (including payments under the agreement) to the executive are determined to be "excess parachute payments" under Section 4999 of the Internal Revenue Code, the executive would be entitled to receive an additional payment (net of income and excise taxes) to compensate the executive for excise tax imposed on such payments. The agreements provide that McDonnell Douglas would reimburse the executive for legal and arbitration costs of enforcement. The agreements with executives other than Named Officers include substantially the same benefits described above, except that benefits for certain executives are continued for only two years following the change in control.

                CERTAIN TRANSACTIONS WITH MANAGEMENT

One executive officer of McDonnell Douglas was indebted to the Company during 1995 in an amount in excess of $60,000.
McDonnell Douglas made a shared appreciation loan to R. H. Hood, Jr. on April 29, 1989 in the principal amount of $665,000. The loan was one of several made to assist key employees who transferred to Douglas Aircraft Company in purchasing new homes in California. Each such loan is secured by a Second Deed of Trust on the employee's residence. No payments are due on the loans until the earliest of: (i) the date the employee ceases to use the new home as his principal residence, (ii) the date on which he transfers part or all of his interest in the residence,
(iii) the date his employment with McDonnell Douglas terminates other than by death, (iv) one year after his death, (v) acceleration of the maturity date, or (vi) thirty years after the loan was made. When the loan becomes due, the employee is required to pay McDonnell Douglas its Proportionate Share (as defined in the loan documents) of the fair market value of the employee's residence. The Company's Proportionate Share is approximately the ratio of the loan amount to the purchase price of the residence.

On February 1, 1996, McDonnell Douglas purchased 37,500 shares of MDC Stock from both the James S. McDonnell Charitable Trust "A" and the James S. McDonnell Charitable Trust "B". This transaction was part of the Company's ongoing share repurchase program and a periodic sale program by the trusts for diversification purposes. The Company's Chairman of the Board, John F. McDonnell, and a director of McDonnell Douglas, James S. McDonnell III, are trustees of both trusts. As determined by the Company's Chief Financial Officer, James F. Palmer,
McDonnell Douglas paid $89.75 per share, the closing price of MDC Stock on the New York Stock Exchange on that date.

2.   PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

By resolution dated January 26, 1996, the Board of Directors adopted a resolution declaring it advisable to amend the Company's Charter to increase the number of shares of stock that McDonnell Douglas has the authority to issue to an aggregate of 410,000,000 shares, of which 400,000,000 shares would be common stock, $1.00 par value per share, and 10,000,000 shares would continue to be preferred stock, $1.00 par value per share. The proposed revised first sentence of Article SIXTH of the Company's Charter is set forth as Exhibit A to this Proxy
Statement. The Board of Directors directed that the amendment be submitted for consideration by the shareholders at the Annual Meeting.

By resolution dated January 26, 1996, the Board of Directors also adopted a resolution authorizing and declaring, subject to approval by the shareholders of the proposed charter amendment, a 2-for-1 stock split to be effected by the payment on May 31, 1996, of a stock dividend of one share of common stock on each share of common stock outstanding at the close of business on May 10, 1996, the stock split record date.

The Company's Charter currently authorizes the issuance of up to 210,000,000 shares, consisting of 200,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. As of March 1, 1996, McDonnell Douglas had 111,043,428 shares of common stock and no shares of preferred stock outstanding. In addition, as of the same date, approximately 17,937,000 shares of common stock were reserved for issuance as follows: approximately 12,651,000 for issuance under the Company's employee savings plans and other award plans; approximately 475,000 shares for issuance under the McDonnell Douglas Incentive Award Plan; and approximately 4,810,000 shares for issuance under the McDonnell Douglas 1994 Performance and Equity Incentive Plan.

The Board of Directors believes that the proposed 2-for-1 split of the issued common stock will result in a market price that should be more attractive to a broader spectrum of investors and therefore should benefit both McDonnell Douglas and its shareholders. The issuance of shares resulting from the split will be on a pro-rata basis and will not reduce the shareholders' proportionate interests in the common stock. In addition, as a result of the stock split, the number of shares of common stock issuable under the benefit and compensation plans referred to above will be adjusted accordingly. The increase in authorized common shares will not affect the present ratio of authorized but unissued common stock to issued common stock, thus maintaining the same relative degree of flexibility for McDonnell Douglas in meeting future stock needs.

The authorized shares of common stock in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's shareholders, except as may be required by applicable laws or regulations, including stock exchange rules. These purposes may include additional stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions of property, funding of product programs or businesses, or other corporate purposes. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of McDonnell
Douglas. Because the holders of the Company's common stock do not have preemptive rights, the issuance of common stock (other than on a pro-rata basis to all current shareholders) would reduce the current shareholders' proportionate interests.
However, in any such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of common stock will be subject to the rights of holders of outstanding shares of any preferred stock rights McDonnell Douglas may issue in the future.

If the proposed amendment is approved by the shareholders, McDonnell Douglas will apply to the New York and Pacific Stock Exchanges for the listing of the additional shares that would be issued as a result of the split. Provided the listing application is approved by these stock exchanges, the stock split would be accomplished by mailing to each shareholder of record as of the close of business on the stock split record date a certificate representing one additional share of common stock for each share of common stock held by the shareholder on that date.

PRESENT CERTIFICATES WILL CONTINUE TO REPRESENT THE NUMBER OF SHARES EVIDENCED THEREBY. PRESENT CERTIFICATES WILL NOT BE EXCHANGED FOR NEW CERTIFICATES AND CERTIFICATES SHOULD NOT BE RETURNED TO MCDONNELL DOUGLAS OR ITS TRANSFER AGENT UNTIL THE SHARES REPRESENTED BY THE CERTIFICATES ARE TRANSFERRED.

Under United States federal income tax laws, the receipt of additional shares of common stock from the stock split will not constitute taxable income to the shareholders; the cost or other tax basis to a shareholder of each share held immediately prior to the split will be divided equally between the corresponding two shares held immediately after the split; and the holding period for each of the two shares will include the period for which the corresponding share was held before the stock split record date.
The laws of jurisdictions other than the United States may impose income taxes on the receipt of a shareholder of additional shares of common stock resulting from the split; shareholders subject to such laws are urged to consult their tax advisors.

Assuming transactions of an equivalent dollar amount, brokerage commissions on purchases and sales of the common stock after the split and transfer taxes, if any, may be somewhat higer than the split, depending on the specific number of shares involved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S CHARTER TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MCDONNELL DOUGLAS IS AUTHORIZED TO ISSUE. Proxies will be so voted unless shareholders specify otherwise in their proxies. The affirmative vote of holders of a majority of the outstanding shares of common stock is required for approval of this proposal. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as votes against the proposed amendment to the Company's Charter. If this proposed amendment is approved by the shareholders, it will become effective upon the filing of Articles of Amendment and Restatement for record with the State Department of Assessments and Taxation of Maryland, which will occur as soon as reasonably practicable after approval.

3.  A SHAREHOLDER PROPOSAL REGARDING FOREIGN MILITARY SALES

The following organizations, which own a total of 46,262 shares of record, have advised McDonnell Douglas that they intend to submit the proposal set forth below at the Annual Meeting:
Adorers of the Blood of Christ, 2 Pioneer Lane, Red Bud, Illinois 62278-9749; Franciscan Sisters of Mary, 1100 Bellevue Avenue, St. Louis, Missouri 63117-1883; Glenmary Home Missioners, P.O. Box 465618, Cincinnati, Ohio 45246-5618; The Maryland Province of the Society of Jesus, 5704 Roland Avenue, Baltimore, Maryland 21210-1399; The Oregon Province of the Society of Jesus, 2222 NW Hoyt Street, Portland, Oregon 97210; Sisters of Loretto, 590 E. Lockwood, St. Louis, Missouri 63119-3279; St. Mary's Institute, 204 North Main Street, O'Fallon, Missouri 63366-2299; School Sisters of Notre Dame, 320 East Ripa

Avenue, St. Louis, Missouri 63125-2897; Sisters of Mercy of the
Americas, 2039 North Geyer Road, St. Louis, Missouri 63131-3399;
and Sisters of St. Joseph of Carondelet, 6400 Minnesota Avenue,
St. Louis, Missouri 63111-2899.

WHEREAS, in fiscal year 1994, the United States controlled 55-70% of the world's arms market, delivering $12 billion in weapons. Since the fall of the Berlin Wall, the U.S. delivered over $62 billion in weapons--almost half of total worldwide exports. ("Arms Trade News," 7/95).

WHEREAS, the last three times the U.S. sent troops into combat in significant numbers, in Panama, Iraq and Somalia, they faced adversaries that received U.S. weapons or military technology in the period before the conflict. U.S. weapons supplied to anti-communist rebels in Angola and Afghanistan under the Reagan Doctrine were used for devastating civil wars; in the Afghan case, U.S.-supplied Stringer missiles turned up on the international black market as prized items sought by rebel groups and terrorist organizations. ("Sale of the Century," Commonweal, William D. Hartung, 5/20/94).

WHEREAS, "U.S. Weapons at War: United States Arms Deliveries to Regions of Conflict," (World Policy Institute, 1995) shows the U.S. was a major arms supplier in 1/3 of the 50 ethnic and territorial conflicts currently raging; some 45 parties involved in the conflicts purchased over $42 billion in U.S. arms in the last ten years.

WHEREAS, in FY 1994 MDC ranked 1 among Department of Defense contractors with awards in excess of $9.2 billion, and 1 among corporations licensed to export military equipment, with sales in excess of $1.7 billion.

RESOLVED: shareholders request the Board of Directors to provide a comprehensive report on MDC's foreign military sales. The report, prepared at reasonable cost, should be available to all shareholders by December, 1996, and may omit classified and proprietary information.

                        SUPPORTING STATEMENT

Easy availability of virtually any military equipment--if the price is right--makes the world a less secure place in which to live.

We are disturbed at industry's claims and lobbying efforts asserting the only way to keep jobs is to promote foreign military sales. We believe such statements are inconsistent with: co-production agreements; transfer of technology to foreign companies; and direct and indirect offset arrangements which give both military and commercial business to companies. We believe that alternatives exist to dependence on foreign military sales.

Therefore, we recommend the report include:

1.  Criteria used to promote foreign military sales.

2. Procedures used to negotiate sales directly with foreign governments or through the U.S. government. For example, what determines which sales are made through the foreign military sales program; which are made in the form of a direct commercial sale?
Of weapons sold, what percentage goes through the foreign military sales program; what percentage is direct commercial sales?

3. Categories of military equipment exported for the past three years, with as much statistical information as is permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

4. Analysis of legislation establishing a code for U.S. arms transfers, including, e.g., no sales to governments that violate their citizens' human rights, engage in aggression against neighbors, come to power through undemocratic means or ignore international arms control arrangements.

                   MANAGEMENT'S OPPOSING STATEMENT

For the following reasons, the Board recommends a vote AGAINST this proposal.

The current proposal is substantially the same as proposals submitted in 1992 and 1993, which shareholders defeated by a large majority. These proposals are simply variations on proposals made by several of the same proponents in fifteen of the past seventeen years regarding the Company's involvement in military sales. At each meeting at least 86% of the shares voted were cast against such proposal.

McDonnell Douglas sells military equipment and services only in strict compliance with United States regulations that control where products may be sold overseas and what products may be exported.
The United States Government designates those countries whose policies are determined to be hostile to United States interests and prohibits military sales to those countries. In fact, many foreign sales of McDonnell Douglas military products are made by selling products to the United States Government, which then sells the products directly to the foreign governments.

McDonnell Douglas believes that the determination of what products, technology and research it is appropriate for the United States Government or foreign governments to purchase is more properly handled by government officials who ultimately must answer to the nation's electorate and who are in the best position to determine the public's interest.

In addition, most of the requested information, such as contract terms and sales procedures, is business-sensitive, and disclosure of that information would disadvantage McDonnell
Douglas with its customers and competitors.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. Proxies will be so voted unless shareholders specify otherwise in their proxies. A majority of the shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for the adoption of this proposal.


4.    A SHAREHOLDER PROPOSAL REGARDING COMPOSITION OF THE
      NOMINATING COMMITTEE

The New York City Employees' Retirement System, c/o Alan G. Hevesi, Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, which owns 55,810 shares of MDC Stock, has advised McDonnell Douglas that it intends to submit the following proposal at the Annual Meeting.

WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete,

NOW THEREFORE, BE IT RESOLVED THAT: the shareholder request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who: (l) has not been employed by the company or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) is not remunerated by the company for personal services (consisting of legal, accounting, investment banking, and management consulting services (whether or not as an employee) for a corporation, division, or similar organization that actually provides the personal services, nor an entity from which the company derives more than 50 percent of its gross revenues); (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; and (7) is not part of an interlocking directorate in which the CEO or other executive officers of the corporation serves on the board of another corporation that employs the director.

                      SUPPORTING STATEMENT

As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

     We urge you to vote FOR this proposal.

                   MANAGEMENT'S OPPOSING STATEMENT

For the following reasons, the Board recommends a vote AGAINST this proposal.

This proposal is substantially the same as proposals submitted by the same shareholder in 1993, 1994 and 1995, which the shareholders defeated. The Company's Bylaws require that members of its Nominating Committee "be independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment." This test of independence used by McDonnell Douglas follows the New York Stock Exchange's rules for determining the independence of Audit Committee members. In conformance with the Company's Bylaws, the Nominating Committee is comprised of four members all of whom are non-management directors. Thus, this proposal is in large part moot.

The proponent, however, has used a broader, more restrictive definition of Nominating Committee member independence than that which is generally used by public companies. The Board believes that the proposal could result in automatically eliminating qualified Board members from serving on the Nominating
Committee. The Board believes that it is not in the Company's or the shareholders' best interests to tie the hands of the Board unnecessarily by forcing them to use mechanical determinations of committee composition rather than prudent business judgment.

Finally, in considering the Board's position, it should be noted that in addition to the Nominating Committee which is comprised of four non-management members, eleven of the Company's thirteen directors are non-management directors; the Audit Committee is comprised of four members, all of whom are non-management directors; and the Management Compensation and Succession Committee is comprised of four members, all of whom are non-management directors; the Corporate Responsibility Committee is comprised of four members, all of whom are non-management directors; and the Finance Committee is comprised of three members, all of whom are non-management directors.

The Board believes that the composition of the Nominating
Committee is independent of management.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. Proxies will be so voted unless shareholders specify otherwise in their proxies. A majority of the shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for the adoption of this proposal.

4.  OTHER MATTERS

McDonnell Douglas management does not know of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, the persons named as proxies intend to vote upon them in accordance with their best judgment.

              INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

McDonnell Douglas has appointed Ernst & Young as the independent certified public accountants for 1996. Ernst & Young and predecessor firms have served as the Company's independent certified public accountants since McDonnell Douglas was formed in 1967. Representatives of Ernst & Young are expected to be present at the 1996 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if they so desire.

                        SHAREHOLDER PROPOSALS

Shareholders may recommend that the Nominating Committee consider prospective director nominees for inclusion in the Company's Proxy Statement by following the procedures set forth on page XX in the section entitled Nominating Committee. Only nominees recommended by the Nominating Committee and approved by the Board of Directors will be included in the Company's Proxy Statement. Otherwise, under the Company's Bylaws, in order for a shareholder to nominate a candidate for director at a meeting of shareholders, timely notice must be received by McDonnell Douglas in advance of the meeting. Ordinarily such notice must be received not less than 60 nor more than 90 days before the first anniversary of the preceding year's Annual Meeting. However, if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be received not earlier than the 90th day prior to the Annual Meeting and not later than the later of (i) the 60th day prior to the date set for the Annual Meeting or (ii) the tenth day following the date on which the date set for the Annual Meeting is first announced publicly. In certain cases, notice may be delivered later if the number of directors to be elected to the Board is increased. Any shareholder filing a notice of nomination must include certain information about the nominee, as well as the name and address of the shareholder and the number of shares of MDC Stock held by the shareholder.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by McDonnell Douglas within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and any interest the shareholder has in such business.

In each case the notice described above must be given to Steven
N. Frank, Secretary, McDonnell Douglas Corporation, Mail Code 1001240, P.O. Box 516, St. Louis, Missouri 63166-0516. The fact that McDonnell Douglas may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

The foregoing requirements are separate from and in addition to the SEC's requirements that a shareholder must meet to have a proposal included in the Company's Proxy Statement. Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by McDonnell Douglas by November 25, 1996 for inclusion in its Proxy Statement and form of Proxy for such meeting. Any such proposals should be sent to Steven N. Frank at the address set forth in the preceding paragraph. Upon receipt of any proposal, McDonnell Douglas will determine, in accordance with regulations governing the solicitation of proxies, whether to include such proposal in the Company's Proxy Statement.

                       SOLICITATION OF PROXIES

The solicitation of this proxy is made by the Board of Directors of McDonnell Douglas. Proxies for the Annual Meeting of Shareholders will be solicited by mail and may also be solicited by McDonnell Douglas directors, officers, and employees, personally or by telephone or telegraph. Such persons will not be specially compensated for such service. D. F. King & Co., Inc. has been retained for solicitation of proxies for a fee of $10,000 plus reasonable out-of-pocket expenses. Brokerage houses, custodians, nominees and fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by such persons and will be reimbursed for their expenses. The entire cost of solicitations will be borne by McDonnell Douglas. Any shareholder giving a proxy may revoke it by (i) communicating such revocation in writing prior to the meeting to Steven N. Frank, Secretary, McDonnell Douglas Corporation, P.O. Box 516, St. Louis, Missouri 63166-0516, (ii) duly executing and delivering a proxy bearing a later date or
(iii) attending the meeting and voting in person.

                             By order of the Board of Directors,

                                   Steven N. Frank
                                   Secretary

March 22, 1996

                             Exhibit A

                PROPOSED AMENDMENT TO FIRST SENTENCE
              OF ARTICLE SIXTH OF THE COMPANY'S CHARTER



     The first sentence of Article SIXTH of the Company's
Charter is hereby amended to read in its entirety as follows:

"SIXTH: The total number of shares of stock of all classes which the Corporation has authority to issue is 410,000,000 shares, of which 400,000,000 shares shall be Common Stock having a par value of $1.00 per share and 10,000,000 shares shall be Preferred Stock having a par value of $1.00 per share, so that the aggregate par value of all authorized shares of all classes of stock is $410,000,000."

PROXY


                   MCDONNELL DOUGLAS CORPORATION
        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
        THE COMPANY FOR THE ANNUAL MEETING ON APRIL 26, 1996

The undersigned appoints as proxies, with power of substitution, John F. McDonnell, Harry C. Stonecipher and F. Mark Kuhlmann, and each of them, to vote all shares of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held at the McDonnell Douglas Corporation Engineering Campus Auditorium, Corner of Lindbergh and McDonnell Blvd., St. Louis County, Missouri, on Firday, April 26, 1996, at 9:00 a.m., or at any adjournment thereof, on the matters shown and in the manner directed hereon and in accordance with their best judgment on all other matters coming before the Annual Meeting.

Election of Directors.

Nominees to be elected for terms ending in 1999:

                  B. A. (Dolph) Bridgewater, Jr.
                  William E. Cornelius
                  William S. Kanaga
                  George A. Schaefer

The persons named as proxies cannot vote your shares unless you sign and return this card. You are encouraged to specify your vote by marking the appropriate boxes on the reverse side of this card.
If you only sign and return this card, but provide no specific voting direction to the proxies, your shares will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

                                              SEE REVERSE SIDE


                      FOLD AND DETACH HERE

     Please mark your votes                                   5139
X    as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

The Board of Directors recommends a vote FOR proposals 1 and 2
----------------------------------------------------------------------
                                           FOR     WITHHELD
1.  Election of Directors (see reverse)    ___        ___

                                           FOR      AGAINST    ABSTAIN

If you wish to withhold your vote from a
particular nominee, mark the FOR box and
write the nominee's name in the
following space.                          ______________________________

2.  Proposal to increase authorized
    shares of common stock                  ___        ___       ___

-----------------------------------------------------------------------

The Board of Directors recommends a vote AGAINST proposals 3 and 4.
-----------------------------------------------------------------------
                                           FOR      AGAINST    ABSTAIN
3.  Proposal regarding foreign
    military sales                         ___        ___        ___

4.  Proposal regarding composition
    of Nominating Committee                ___        ___        ___
-----------------------------------------------------------------------

   Address change/comments noted                              ______
   Mark this box to obtain an admittance ticket               ______

SIGNATURE(S) __________________________________  DATE ______________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

                           FOLD AND DETACH HERE

                       ANNOUNCING TOLL-FREE NUMBERS

For questions conerning your shareholder account, payment of dividends, or transfer of stock, contact First Chicago Trust Company, by calling

                              800-446-2617.

The telephone response center is open Monday through Friday from 8:00 a.m. to 6:00 p.m., Eastern time. Their Automated Voice Response System is available for 24 hours, 7 days a week.

To hear a summary of McDonnell Douglas Corporation's Quarterly Financial results shortly after earnings are released, call the Shareholder
Information Line at:  800-233-8193.

                          MCDONNELL DOUGLAS [LOGO]

                      CONFIDENTIAL VOTING INSTRUCTIONS
                        MCDONNELL DOUGLAS CORPORATION
               ANNUAL MEETING OF SHAREHOLDERS - APRIL 26, 1996
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TO: THE CHASE MANHATTAN BANK, N.A., TRUSTEE UNDER THE EMPLOYEE SAVINGS, INVESTMENT AND THRIFT PLANS OF MCDONNELL DOUGLAS CORPORATION AND THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS CORPORATION

I HEREBY DIRECT THE TRUSTEE TO VOTE, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING OF SHAREHOLDERS OF MCDONNELL DOUGLAS CORPORATION (MCDONNELL DOUGLAS) TO BE HELD ON APRIL 26, 1996, AND ANY ADJOURNMENTS THEREOF,
ALL FULL AND FRACTIONAL SHARES OF COMMON STOCK OF MCDONNELL DOUGLAS CREDITED TO MY ACCOUNTS AT THE CLOSE OF BUSINESS ON MARCH 1, 1996, UNDER THE EMPLOYEE SAVINGS, INVESTMENT AND THRIFT PLANS OF MCDONNELL DOUGLAS, AND THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE HEREOF.

SHARES IN EACH PLAN ARE VOTED BY THE TRUSTEE, AND PARTICIPANTS MAY
NOT VOTE SUCH SHARES AT THE ANNUAL MEETING. HOWEVER, IF THESE INSTRUCTIONS ARE SIGNED AND RETURNED, THE SHARES CREDITED TO YOUR ACCOUNTS WILL BE VOTED BY THE TRUSTEE IN ACCORDANCE WITH YOUR INSTRUCTIONS. THIS IS THE ONLY METHOD BY WHICH YOU MAY DIRECT
THE VOTING OF SHARES CREDITED TO YOUR ACCOUNTS. IF THESE INSTRUCTIONS ARE SIGNED AND RETURNED WITHOUT DIRECTIONS, OR ARE RETURNED SO THAT THEY ARE RECEIVED LATER THAN APRIL 23, 1996, OR ARE RETURNED WITHOUT SIGNATURE, OR ARE NOT RETURNED, THE SHARES IN EACH PLAN WILL BE
VOTED IN THE SAME PROPORTION FOR, AGAINST OR IN ABSTENTION AS SHARES IN EACH RESPECTIVE PLAN ARE VOTED FOR WHICH INSTRUCTIONS ARE
RECEIVED; HOWEVER, SUCH SHARES IN THE EMPLOYEE PAYROLL STOCK
OWNERSHIP PLAN OF MCDONNELL DOUGLAS WILL NOT BE VOTED.

                     (Continued on the other side)

     PLEASE MARK VOTES
 X   AS IN THIS EXAMPLE

The Board of Directors recommends a vote FOR proposals 1 and 2.
------------------------------------------------------------------------
                                                           For All
                                       For    Withheld     Except

1.  Election of Directors
    for terms ending in 1999           ___       ___         ___

   B. A. (Dolph) Bridgewater, William E. Cornelius, William S. Kanaga, George A. Schaefer

If you wish to withhold your vote from a particular nominee, mark the "For All Except" box and strike a line through the nominee's name in the list above.
                                          For    Against   Abstain
2.  Proposal to increase authorized
    shares of common stock                ___       ___       ___
---------------------------------------------------------------------------

The Board of Directors recommends a vote AGAINST proposals 3 and 4.

                                           For     Against   Abstain
3.  Proposal regarding foreign
    military sales                         ___       ___       ___

4.  Proposal regarding composition
    of Nominating Committee                ___       ___       ___

----------------------------------------------------------------------------

Please be sure to sign and date this instruction.

________________________________________   Date:  ______________________
Participant sign here


                                DETACH CARD